Exhibit 12.2

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Unaudited)

Gastar Exploration, Inc.

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands, except ratios)
Earnings (Loss):
Net income (loss)	$49,342	$(153,791)	$(740)	$(13,264)	$119,163
Add: Fixed Charges	16,598	2,340	983	853	14,885
Add: Amortization of capitalized interest	883	7,119	460	178	973
Less: Interest capitalized	(3,284)	(1,946)	(818)	(633)	(10,802)
Net income (loss), as adjusted	$63,539	$(146,278)	$(115)	$(12,866)	$124,219
Fixed Charges:
Total interest expensed	$14,130	$1,992	$682	$500	$12,831
Amortization of financing costs	2,322	224	248	283	1,964
Estimated interest portion of operating leases	146	124	53	70	90
Total fixed charges	$16,598	$2,340	$983	$853	$14,885
Dividends on preferred stock attributable to non-controlling interest(1)	14,428	10,888	1,575	—	—
Total fixed charges and dividends	$31,026	$13,228	$2,558	$853	$14,885
Fixed Charges and Fixed Charge Ratio:
Earnings (deficiency) to fixed charges	$32,513	$(159,506)	$(2,673)	$(13,719)	$109,334
Earnings to fixed charges ratio	2.0x	—	—	—	8.3x
 _________________________________

(1)	Computed as the dividend requirement divided by (1 minus the statutory tax rate).

Gastar Exploration Inc. (formerly known as Gastar Exploration USA, Inc.)

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands, except ratios)
Earnings (Loss):
Net income (loss)	$51,277	$(152,322)	$285	$(12,352)	$123,724
Add: Fixed Charges	16,446	2,341	982	800	11,623
Add: Amortization of capitalized interest	883	7,119	460	178	973
Less: Interest capitalized	(3,284)	(1,946)	(818)	(633)	(10,802)
Net income (loss), as adjusted	$65,322	$(144,808)	$909	$(12,007)	$125,518
Fixed Charges:
Total interest expensed	$13,978	$1,993	$681	$483	$10,240
Amortization of financing costs	2,322	224	248	247	1,293
Estimated interest portion of operating leases	146	124	53	70	90
Total fixed charges	$16,446	$2,341	$982	$800	$11,623
Dividends on preferred stock(1)	14,428	10,888	1,575	—	—
Total fixed charges and dividends	$30,874	$13,229	$2,557	$800	$11,623
Fixed Charges and Fixed Charge Ratio:
Earnings (deficiency) to fixed charges	$34,448	$(158,037)	$(1,648)	$(12,807)	$113,895
Earnings to fixed charges ratio	2.1x	—	—	—	10.8x
 _________________________________

(1)	Computed as the dividend requirement divided by (1 minus the statutory tax rate).